Exhibit 10.54
FORM OF UNIT AWARD AGREEMENT
UNDER THE SELECT MEDICAL HOLDINGS CORPORATION
LONG-TERM CASH INCENTIVE PLAN
     This Unit Award Agreement (this “Agreement”) is made as of (the “Effective Date”), between Select Medical Holdings Corporation, a Delaware corporation (the “Company”), and                                         (the “Participant”).
     WHEREAS, the Company has adopted the Long-Term Cash Incentive Plan (the “Plan”), all of the terms and provisions of which are incorporated herein by reference and made a part hereof;
     WHEREAS, the Company or a Subsidiary thereof has employed the Participant to provide valuable services to the Company or such Subsidiary;
     WHEREAS, in order to provide an incentive to the Participant in respect of his employment with the Company or such Subsidiary, the Committee has approved and authorized the award of Units to the Participant, subject to the terms of the Plan and this Agreement; and
     WHEREAS, all capitalized terms used but not defined herein shall have the meanings set forth in the Plan.
     NOW, THEREFORE, in consideration of the services rendered and to be rendered by the Participant, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant agree to the terms and conditions set forth herein.
     1. Award of Units. The Company hereby awards to the Participant, effective as of the date hereof,            Units (the “Units”).
     2. Transferability. Units are not transferable and may not be sold, assigned, transferred, pledged, or otherwise disposed of under any circumstances, except as designated by the Participant by will or by the laws of descent and distribution; provided, that notwithstanding Section 8 of the Plan, the Participant may transfer some or all of the Units to a member of the Participant’s immediate family, trusts for the benefit of the Participant or such immediate family members, a foundation in which such immediate family members (or the Participant) control the management of assets, and partnerships in which the Participant or such immediate family members are the only partners, in each case provided that no consideration is provided for the transfer. For purposes of this Agreement, “immediate family members” shall include a Participant’s spouse and descendants (children, grandchildren and more remote descendants), and shall include step-children and relationships arising from legal adoption. The Units shall not be subject to execution, attachment or similar process. Upon any attempt to sell, assign, transfer, pledge, or otherwise dispose of Units or any rights under this Agreement contrary to the provisions of the Plan or this Agreement, or upon the levy of any attachment or similar process upon the Units or such rights, the Units and such rights shall immediately become null and void.

     3. Plan Governing. The Participant hereby acknowledges receipt of a copy of the Plan and accepts and agrees to be bound by all of the terms and conditions of the Plan as if set out verbatim in this Agreement, except for the transferability provisions of this Agreement which shall govern. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.
     4. Miscellaneous. This Agreement may be amended only by written agreement of the Participant and the Company and may be amended without the consent of any other person. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, representatives, heirs, descendants, distributees and permitted assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

SELECT MEDICAL HOLDINGS CORPORATION
By:

PARTICIPANT: